Exhibit 99.1

Press Release

Spansion Reports First Quarter Results

SUNNYVALE, Calif. Apr. 16 — Spansion Inc., the world’s largest pure-play provider of Flash memory solutions, today announced results for the first quarter ended March 30, 2008. For the first quarter of 2008, the company reported net sales of $570 million compared to net sales of $653 million in the fourth quarter of 2007.

In the first quarter of 2008, blended ASPs were up 4% compared to the prior quarter on slightly lower average densities shipped. Combined net sales to the company’s top five customers were up in the first quarter of 2008 compared to the prior quarter and included sales of 65-nanometer MirrorBit(R) products out of SP1, Spansion’s new 300mm manufacturing facility in Japan. Net sales for the quarter in Greater China decreased by approximately $50 million compared to the prior quarter while net sales in other regions were in line with the company’s expectations and are believed to have resulted in share gains during the quarter, particularly in the wireless segment.

Improved operational execution minimized the impact of lower net sales on gross margin, resulting in 17% gross margin for the first quarter of 2008 compared to 19% in the prior quarter, and 14% in the first quarter of 2007. Including non-cash charges of $13 million from the Saifun acquisition, net loss for the first quarter of 2008 was $118 million, or $0.85 per share, compared to a net loss of $50 million, or $0.37 per share, in the fourth quarter of 2007.

“Despite the difficult seasonal quarter, our relentless focus on operational efficiency resulted in improved gross margins year over year,” said Bertrand Cambou, president and CEO, Spansion Inc. “Looking forward, the production ramp of our SP1 facility and continued diligent cash management are expected to position us well for positive free cash flow in the second half of the year.”

Operational Highlights

During the first quarter of 2008, Spansion reduced external foundry and subcontractor expenses by $52 million compared to the fourth quarter of 2007, principally due to manufacturing efficiencies and new testing capabilities. The SP1 facility reached a run rate of more than 25,000 wafer starts per quarter and the company recognized its first sales from that facility. During the quarter, Spansion began sampling SP1 65-nanometer MirrorBit Eclipse(TM) solutions to major wireless handset OEMs with production planned for the second half of 2008.

Division Highlights

The company’s Wireless Solutions Division (WSD) reported net sales for the first quarter of 2008 of $296 million compared to $322 million for the fourth quarter of 2007. Net sales declined in Greater China during the quarter, but increased in North America and Northern Europe. Blended ASPs were up 7% from the prior quarter.

The company’s Consumer, Set Top Box and Industrial Division (CSID) reported net sales of $274 million for the first quarter of 2008, compared to $324 million in net sales in the fourth quarter of 2007. The sequential decline in net sales resulted from softness in Greater China and expected lower sales into the Japanese gaming market due to typical cyclicality for that business. Outside of Greater China and Japan, net sales were strong and overall blended ASPs were up slightly from the prior quarter, exceeding expectations in a typically soft seasonal quarter.

Additional Highlights

•	Spansion closed the acquisition of Saifun Semiconductors Ltd., enabling immediate entry into the technology licensing business and added engineering resources to expand its product portfolio

•	Spansion and IBM signed a broad patent cross-license agreement with IBM taking an equity ownership position in Spansion

•	65-nanometer MirrorBit Quad products were sampled to strategic customers

•	Discretix’s CryptoFlash(TM) Security Platform was licensed by Spansion for integration with its MirrorBit HD-SIM(TM) solutions for the high-density SIM card market

•	Spansion was named strategic supplier for 2007 by UTStarcom and was the only NOR Flash memory supplier selected

Spansion’s outlook for the second quarter of 2008 and fiscal year 2008 is based on current expectations and subject to various factors including those set forth in the Cautionary Statement below.

Second Quarter of 2008 Outlook

•	Net sales for the second quarter of 2008 are expected to be slightly up compared to the prior quarter

•	Gross margin for the second quarter of 2008 is expected to be approximately flat from the prior quarter

•	Operating expenses for the second quarter of 2008 are expected to decline from the prior quarter to approximately $180 million

•	Capital expenditures for the second quarter of 2008 are expected to decline from the prior quarter and be in the range of $170-200 million

Fiscal Year 2008 Outlook

•	Net sales for fiscal year 2008 are expected to be flat to slightly up compared to fiscal year 2007 and financial performance is expected to improve

•	Capital expenditures for fiscal year 2008 are expected to be less than $500M, a greater than 50% reduction from fiscal year 2007

•	Spansion expects to be free cash flow positive in the second half of 2008

Investor Conference Call

Spansion will host a conference call today, April 16, 2008, at 1:30 p.m. PT/ 4:30 p.m. ET to discuss the quarterly results. A live audio-only web cast of the call will be made available in the Investor Relations section of the company’s web site at http://www.spansion.com. In addition, we are providing a slide presentation regarding our quarterly results and other financial information, which will be posted to the company’s web site immediately prior to the conference call. The slide presentation will be available for viewing in the Investor Relations section of the company’s web site at http://www.spansion.com although we reserve the right to discontinue that availability at any time. A replay of the call will be made available on the company’s investor relations web site at http://www.spansion.com following the call.

Cautionary Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the expectation that Spansion will have positive free cash flow in the second half of 2008; the planned production of 65-nanometer MirrorBit Eclipse solutions at Spansion’s SP1 facility in the second half of 2008; the expectation of net sales for the second quarter of 2008 to be slightly up from the prior quarter and net sales for fiscal year 2008 to be flat to slightly up compared to fiscal year 2007 and financial performance is expected to improve; the expectation of gross margin for the second quarter of 2008 to be approximately flat compared to the prior quarter; the expectation of operating expenses for the second quarter of 2008 to decline from the prior quarter to approximately $180 million; and the expectation of capital expenditures for the second quarter of 2008 to decline from the prior quarter and be in the range of $170-200 million and capital expenditures for fiscal year 2008 to be less than $500M. Investors are cautioned that the forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from the company’s current expectations. Risks that the company considers to be the important factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the possibility that demand for the company’s Flash memory products will be lower than currently expected; that average selling prices may decline; loss of key intellectual property arrangements creates a greatly increased risk of patent or other intellectual property infringement claims; the high cyclicality of the Flash memory market which has experienced severe downturns; that Spansion may not be effective in expense reduction efforts; the merger with Saifun may not result in benefits that Spansion anticipates as a result of integration or other challenges; that political, economic and military conditions in Israel may adversely affect Saifun’s and Spansion’s business; the acquisition of Saifun may result in a loss of Saifun’s licensees or Spansion’s customers; that Spansion may not realize the expected value of Saifun’s NROM technology; that OEMs will increasingly choose NAND-based Flash memory products over the company’s MirrorBit architecture-based Flash memory products for their applications; that the company has a significant amount of debt, and such debt could subject us to restrictive covenants; that the company may not achieve facilities and capacity implementation schedules as a result of factors such as insufficient cash flows and unavailable external financing; that the company may lose a key customer, or experience a reduction of demand from a key customer; that the company will not successfully develop, introduce and commercialize new products and technologies or to accelerate our product development cycle; that competitors may introduce new memory or other technologies that may make our Flash memory products uncompetitive or obsolete; that the company may fail to successfully develop next generation products; that the company may experience manufacturing constraints or fail to achieve manufacturing efficiencies; customers’ ability to change booked orders may lead to excess inventory; that the company’s investments in research and development may not lead to timely improvements in technology; and intellectual property claims or litigation could cause the company to incur substantial costs or pay substantial damages or prohibit sales of its products. The company urges investors to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007. The company assumes no obligation to update any forward-looking statements or information included in this press release.

About Spansion

Spansion (Nasdaq: SPSN - News) is a leading Flash memory solutions provider, dedicated to enabling, storing and protecting digital content in wireless, automotive, networking and consumer electronics applications. Spansion, previously a joint venture of AMD and Fujitsu, is the largest company in the world dedicated exclusively to designing, developing, manufacturing, marketing, selling and licensing Flash memory solutions. For more information, visit http://www.spansion.com.

Spansion®, the Spansion logo, MirrorBit®, MirrorBit® Eclipse(TM), ORNAND(TM), ORNAND2(TM), HD-SIM(TM) and combinations thereof, are trademarks of Spansion LLC in the U.S. and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.

For more information, please contact:

Linda Rothemund

linda@marketstreetpartners.com

415.445.3240

Media Contact:

Courtney Brigham

courtney.brigham@spansion.com

408.616.5056

Spansion Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Quarter Ended
	Mar. 30, 2008	Dec. 30, 2007	Apr. 1, 2007
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$570,272	$652,801	$627,771
Cost of sales	475,810	526,382	537,970

Gross profit	94,462	126,419	89,801
Other expenses:
Research and development	120,321	112,646	101,991
Sales, general and administrative	64,764	59,937	58,240
Acquisition related in-process research and development	10,800	—	—

Operating loss	(101,423)	(46,164)	(70,430)
Interest and other income (expense), net	3,379	5,157	8,931
Interest expense	(20,991)	(15,487)	(24,146)

Loss before income taxes	(119,035)	(56,494)	(85,645)
Benefit for income taxes	(564)	(6,981)	(10,167)

Net loss	$(118,471)	$(49,513)	$(75,478)

Net loss per common share
Basic and diluted	$(0.85)	$(0.37)	$(0.56)

Shares used in per share calculation
-Basic and diluted	138,765	135,283	134,539

Spansion Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Mar. 30, 2008	Dec. 30, 2007*
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$333,051	$199,092
Marketable securities	121,900	216,650
Accounts receivable, net	340,431	379,962
Inventories	633,102	583,869
Deferred income taxes	31,597	26,607
Prepaid expenses and other current assets	51,181	46,452

Total current assets	1,511,262	1,452,632
Property, plant and equipment, net	2,488,538	2,271,964
Deferred income taxes	35,640	29,957
Acquisition related intangible assets, net	63,113	—
Goodwill	17,782	—
Other assets	75,947	61,092

Total Assets	$4,192,282	$3,815,645

Liabilities and Stockholders’ Equity
Current liabilities:
Note payable to banks under revolving loans	$130,418	$—
Accounts payable and accrued liabilities	669,790	643,764
Accrued compensation and benefits	71,698	60,778
Income taxes payable	4,267	13,818
Deferred income on shipments to distributors	54,629	39,957
Current portion of long-term debt and capital lease obligations	160,313	101,797

Total current liabilities	1,091,115	860,114
Deferred income taxes	4,393	186
Long-term debt and capital lease obligations	1,362,578	1,299,536
Other long-term liabilities	24,872	23,361
Stockholders’ equity	1,709,324	1,632,448

Total liabilities and stockholders’ equity	$4,192,282	$3,815,645

*	Derived from the December 30, 2007 audited financial statements of Spansion Inc.

Spansion Inc.

Selected Cash Flow Information

(In millions)

	Quarter Ended
	Mar. 30, 2008		Dec. 30, 2007	Apr. 1, 2007
Depreciation & Amortization	$142		$130	$131
Amortization of intangibles and other acquisition-related costs	$11		$—	$—
Capital Additions	$227	*	$151	$175

*	Capital additions for the quarter ended March 30, 2008 inlcude non-cash equipment capital leases of $50M.

Source: Spansion Inc.